EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 15th day of January, 2004 between Beverage Network of Massachusetts, Inc., a Florida corporation with its principal place of business at 4800 N.W. 15th Avenue, Bay 1-A, Fort Lauderdale, Florida 33309 (the "Company"), and John Lehan, who resides at 27, Rockwell Drive, Shrewsbury, MA 01545 (the "Employee").

         WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Employee as the General Manager of the Company and to set forth certain additional agreements between the Employee and the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

         1. Employment Period. The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement for a term of three years (the "Term") commencing as of the date first above written (the "Commencement Date") and ending on March 31st 2007. Notwithstanding the foregoing, the Employee's employment hereunder may be earlier terminated, subject to Section 4 hereof.

         2. Duties and Status. The Company hereby engages the Employee as the General Manager for the Company on the terms and conditions set forth in this Agreement. During the Term, the Employee shall exercise such authority, perform such duties and functions and discharge such responsibilities as are reasonably associated with the General Manager's position, commensurate with the authority vested in the Employee by the Company's President. The Employee's duties shall include, but are not limited to, overseeing the daily operations of the Company, marketing, sales, managing customer service, dealing with vendors and suppliers, building alliances and partnerships, and directing other employees as necessary. During the Term, the Employee shall devote his full business time, skill and efforts to the business of the Company. However, nothing shall prohibit the Employee from engaging in charitable and civic activities and managing his personal passive investments, provided that such passive investments are not in a company which competes in a business similar to that of the Company's business.

                  (a) Without limiting the generality of the foregoing, the Employee covenants to perform the employment duties called for hereby in good faith, devoting substantially all business time, energies and abilities thereto and will not engage in any other business or commercial activities for any person or entity without the prior written consent of the Company.

                  (b) The Employee shall not take any action which would in any way adversely affect the reputation, standing or prospects of the Company or its parent, XSBG (as defined below) or which would cause the Company to be in violation of applicable laws.

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         3. Compensation; Benefits and Expenses.

                  (a) Salary. During the Term, the Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $80,000 per annum ("Base Salary"), payable in arrears not less frequently than twice monthly in accordance with the normal payroll practices of the Company. Such Base Salary shall be subject to review each year by the Company's Board of Directors in their sole discretion but in no event shall the Base Salary be subject to reduction.

                  (b) Bonus. In addition to the Base Salary payable to the Employee hereunder, the Employee also shall be entitled to receive additional compensation, at such times and in such amounts, as shall be determined by the Company's Board of Directors ("the Bonus"). Currently, the Employee's Bonus program is set forth on Exhibit A, attached hereto and made a part hereof. Notwithstanding the prior sentence, the Employee acknowledges that this Bonus program may be amended by the Company, in its sole discretion, from time to time but in no event shall the target dollar value of the Bonus be subject to reduction.

                  (c) Other Benefits. During the Term, the Employee shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Term which are generally available to Employees of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. From the date of execution of this Agreement until such time as it is either (a) terminated or
(b) that the Company provides medical and dental insurance to the Employee through the Company's medical and dental benefits program, then the Company shall pay the monthly premiums for the medical and dental insurance plan in which Employee and his dependents are participating at the date of execution of this Agreement, a summary of which plan is set forth in Exhibit B attached hereto and made a part hereof.

                  (d) Expenses. In addition to any amounts payable to the Employee pursuant to this Section 3, the Company shall reimburse the Employee upon production of accounts and vouchers or other reasonable evidence of payment by the Employee, all in accordance with the Company's regular procedures in effect from time to time, all reasonable, ordinary and necessary expenses as shall have been be incurred by him in the performance of his duties hereunder.

                  (e) Withholding of Taxes. All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

                  (f) Vacation. The Employee shall be entitled to three (3) weeks paid vacation annually, to be take at such time(s) as shall not, in the reasonable judgment of the Company's President, interfere with the fulfillment of the Employee's duties under this Agreement. The Employee shall be entitled to as many holidays, sick days and personal days in accordance with the Company's policies in effect from time to time.

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                  (g) Automobile Allowance. The Employee shall be entitled to receive an automobile allowance in an amount of $500 per month.

                  (h) XSBG Restricted Stock. As long as this Agreement has not been terminated for any reason, the Employee shall be entitled to receive an issue of 15,000 shares of XStream Beverage Group, Inc. ("XSBG") restricted stock upon the completion of the first and the second anniversary of this Agreement and an additional 30,000 shares of XSBG restricted stock on completion of the third anniversary of this Agreement. The shares to be received by the Employee will be subject to Rule 144 of the Securities Act of 1933, as amended.

         4. Termination of Employment.

                  (a) Termination for Cause. The Company may terminate this Agreement and its obligations to the Employee hereunder at any time for "cause", which shall mean: (i) any willful and continued breach by the Employee of the performance of his duties pursuant to this Agreement or of the written policies of the Company, (ii) any material breach by the Employee of this Agreement,
(iii) the continued failure by the Employee to devote a substantial amount of his working time to the affairs of the Company or (iv) the active engagement by the Employee in any business which interferes with the performance of his duties hereunder, provided that in any such case the Employee has not cured such failure within ten (10) days after the receipt by the Employee of written notice thereof from the Company specifying with reasonable particularity such alleged failure.

                  In addition, the following shall also constitute "cause" hereunder for which the Company may terminate this Agreement without any cure period: (i) the violation by the Employee of any of the provisions of Section 6 hereafter, (ii) the commission by the Employee of an act of fraud or theft against the Company or any of its affiliates or subsidiaries, or the Employee's willful misfeasance or willful malfeasance in the performance of his duties to the Company, or (iii) the conviction of the Employee of (or the plea by the Employee of nolo contenderes to) any criminal act.

                  (b) Termination for Good Reason. The Employee shall have the right at any time to terminate his employment with the Company for good reason. For purposes of this Agreement and subject to the Company's opportunity to cure any of the following, within ten (10) days after the Employee's written notice of any such occurrence, the Employee shall have "good reason" to terminate his employment hereunder if such termination shall be the result of a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof.

                  (c) Termination Upon Death or Disability. This Agreement and the Employee's employment hereunder shall be terminated by the death of the Employee. This Agreement and the Employee's employment hereunder may be terminated by the Company if the Employee shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment for a period of either (i) sixty (60) consecutive days from the first date of the Employee's absence due to the disability or (ii) ninety (90) days during any twelve-month

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period (a "Disability"). During such period of disability, the Company shall continue to pay to the Employee the compensation set forth in Section 3 hereof; provided, however, that to the extent that the Employee receives payments pursuant to any disability insurance policy, the Company may deduct the amounts received by the Employee pursuant to that policy from the compensation payable to him. If this Agreement is terminated by reason of Disability of the Employee, the Company shall give 30 days' advance written notice to that effect to the Employee.

                  (d) Deterioration or Discontinuance of Business: In the event that the Company discontinues operating its business, this Agreement shall terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; provided, however, that a reorganization or merger of the Company shall not be deemed a termination of its business.

         5. Consequences of Termination.

                  (a) Without Cause or for Good Reason. In the event of a termination of the Employee's employment during the Term by the Company other than for "cause" (as provided for in Section 4(a) hereof) or by the Employee for "good reason" (as provided for in Section 4(b) hereof) the Company shall pay the Employee and provide him with the following:

                           (i) Severance. The Company shall continue to pay to
the Employee, after the termination of this Agreement, on the regular dates for payment of Base Salary, the Employee's Base Salary for a period of time (the "Severance Period") equal to the lesser of (A) six (6) months or (B) the remainder of the Term of this Agreement if it had not been terminated early, provided that the Company, in its sole discretion may pay such total amount in one (1) lump sum payment upon the termination of this Agreement.

                           (ii) Earned but Unpaid Amounts. Upon termination, the
Company shall pay to the
Employee any previously earned but unpaid salary through the Employee's final date of employment with the Company.

                  (b) Other Termination of Employment. In the event that the Employee's employment with the Company is terminated during the Term by the Company for "cause" (as provided for in Section 4(a) hereof), by the Employee other than for "good reason" (as provided for in Section 4(b) hereof) or as a result of the Employee's death or Disability (as provided for in Section 4(c) hereof), (i) the Company shall pay the Employee (or his legal representative) any earned but unpaid salary amounts through the Employee's final date of employment with the Company, and (ii) in the case of any such termination, the Company shall have no further obligations to the Employee.

                  (c) Withholding of Taxes. All payments required to be made by the Company to the Employee under this Section 5 shall be subject to the same withholding requirements as provided in subsection 3(e) hereof.

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                  (d) No Other Obligations. The benefits payable to the Employee under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination the Employee will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Employee upon his termination of employment.

                  (e) Final Settlement. Upon termination of this Agreement the Employee or the Employee's representative shall execute and deliver to the Company on a form prepared by the Company, a release of all claims except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and, shall forthwith tender to the Company all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

         6.       Restrictive Covenants.

                  (a) Restrictions On The Employee: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment by the Company for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of the Company to leave the employ of Company.

                  (b) Covenant Not To Compete: During the period commencing on the date hereof, and ending two (2) years after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in publicly held companies, engage in, or own or control any interest in, or act as principal, director, officer or employee of, or consultant to, any firm or corporation which is in competition with the Company or any subsidiary or affiliate of the Company.

                  (c) Covenant not to Disparage. The Employee hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about the Company, its constituent members, or their officers, directors, stockholders, employees, agent or affiliates, whether related to the business of the Company, to other business or financial matters or to personal matters.

                  (d) Proprietary Information: For purposes of this Agreement, "proprietary information" shall mean any proprietary information relating to the business of the Company or any parent, subsidiary or affiliate of the Company that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of the Company or any subsidiary or affiliate of the Company.

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The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other tangible or intangible form. The Employee will not, without written authority from the Company to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, any proprietary information except as required by the conditions of his employment hereunder or pursuant to court order (in which case Employee shall give the Company prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The Employee agrees not to remove from the premises of the Company or any parent, subsidiary or affiliate of the Company, except as an employee of the Company in pursuit of the business of the Company or any of its subsidiaries, affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Company. Proprietary information shall not include information which is presently in the public domain or which comes into the public domain through no fault of the Employee or which is disclosed to the Employee by a third party lawfully in possession of such information with a right to disclose same.

                  (e) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights, patents and developments hereafter to the end of the period of employment hereunder developed by the Employee as a result of, or in connection with, his employment hereunder, shall belong to the Company; and without further compensation, but at the Company's expense, forthwith upon request of the Company, Employee shall execute any and all such assignments and other documents and take any and all such other action as Company may reasonably request in order to vest in Company all the Employee's right, title and interest in and to all of the aforesaid items, free and clear of liens, charges and encumbrances.

                  (f) Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer, other than the Company's affiliates, or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by his in confidence or in trust prior to his employment with the Company.

                  (g) Limitation. The Employee expressly agrees that the covenants set forth in this Section 6 of this Agreement are being given to the Company in connection with the employment of the Employee by Company and that such covenants are intended to protect Company against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

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         7. Injunctive Relief. The parties agree that it is impossible to determine the monetary damages that will accrue as a result of any breach of the provisions of Section 6 of this Agreement. Therefore, if the Company institutes any action or proceeding in equity to enforce any of the provisions of Section 6 of this Agreement, the Employee hereby waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not urge in such equitable action or proceeding the claim or defense that such remedy at law exists.

         8. Notice. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed to the other party at the address provided above. Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed in accordance with this section.

         9. Arbitration. Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator mutually selected by the parties, in the State of Florida, in accordance with the rules of the American Arbitration Association then in effect. If the parties are unable to agree on a single arbitrator, each party shall select an arbitrator and the two arbitrators selected by the parties shall select a third arbitrator. If three arbitrators are selected, they shall act by majority vote. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         10. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or of the Company.

         11. Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Employee to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

         12. Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability, or validity of the remainder of this section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is similar in tenor to the stricken provision as is legally possible.

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         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Execution by exchange of facsimile transmission shall be deemed legally sufficient to bind the signatory; however, the Parties shall, for aesthetic purposes, prepare a fully executed original version of this Agreement, which shall be the document filed with the Securities and Exchange Commission.

         14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to the choice of law principles thereof. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's fees, costs and other expenses incurred throughout all negotiations, arbitrations or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

         15. Entire Agreement. This Agreement constitutes the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

         16. Captions. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

         17. Number and Gender. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

         18. Further Assurances. The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, recipes, records and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

         19. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION THEREOF.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                   -------------------------------------
                                   John Lehan




                                   Beverage Network of Massachusetts, Inc.





                                   By:
                                   -------------------------------------
                                       Barry Willson

                                   Its: Secretary


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                                    EXHIBIT A
                             EMPLOYEE BONUS PROGRAM


Employee shall be entitled to participate in the following bonus payment program commencing upon the execution of his Employment Agreement until further notice from Beverage Network of Massachusetts, Inc. (the "Company"):

For the purposes of this Exhibit A, Gross Profit shall be defined as the monthly reported sales revenues generated by the Company from the sale of goods less the cost of those goods sold during the sales month in question ("Gross Profit").

Prior to the commencement of each calendar quarter that this Agreement is in effect and until further notice from the Company, the Company shall advise the Employee in writing of the target Gross Profit amount for Beverage Network of Massachusetts, Inc. for the coming sales quarter ("Profit Target").

The Employee shall receive a quarterly bonus equal to two percent (2%) of the Company's quarterly Gross Profit for that quarter if the Company's Gross Profit is within ten percent (10%) of the Profit Target for that quarter.

The Employee shall receive a quarterly bonus equal to three percent (3%) of the Company's quarterly Gross Profit for that quarter if the Company's Gross Profit meets or exceeds the Profit Target for that quarter.

The Employee shall not receive a quarterly bonus if the Company's quarterly Gross Profit for that quarter is less than ninety percent (90%) of the Profit Target.


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                                    EXHIBIT B
                       SUMMARY OF EMPLOYEE HEALTH BENEFITS


For the purposes of this Employment Agreement and specifically Section 3 (c). The Medical and Dental programs to which Employee and Employee's dependents are enrolled at the execution of this Agreement are as follows:

Health care provider                Tufts
Account #                           47-05501
Monthly premium                     $761

Dental plan provider                Altus Dental
Account#                            7900-008
Quarterly premium                   $321


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